Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-289251

Relating to the

Preliminary Prospectus Supplement

Dated November 4, 2025

(To Prospectus Dated August 5, 2025)

PRICING TERM SHEET
November 4, 2025

Ramaco Resources, Inc.
Offering of
$300,000,000 Aggregate Principal Amount of
0% Convertible Senior Notes due 2031

The information in this pricing term sheet relates only to the offering of $300,000,000 aggregate principal amount of 0% Convertible Senior Notes due 2031 (the “Notes”) by Ramaco Resources, Inc. (the “Company”) and should be read together with the pricing term sheet (the “Original Pricing Term Sheet”) and the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”), each dated November 4, 2025 relating to the offering of the Notes, as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and the related base prospectus dated August 5, 2025, included in the Registration Statement (File No. 333-289251), including the documents incorporated by reference therein.

This pricing term sheet is being filed solely for the purpose of updating the list of Co-Managers included in the Original Pricing Term Sheet to the below. No other changes have been made to the Original Pricing Term Sheet.

Co-Managers...........................................................................

Robert W. Baird & Co. Incorporated

KeyBanc Capital Markets Inc.

Lucid Capital Markets, LLC

TCBI Securities, Inc., doing business as Texas Capital Securities

Northland Securities, Inc.

Clarksons Securities Inc.

Cannacord Genuity LLC

The Benchmark Company, LLC

* * *

We have filed a registration statement (including a prospectus) and the Preliminary Prospectus Supplement with the SEC for the offering of the Notes. Before you invest, you should read the Preliminary Prospectus Supplement and the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and the offering of the Notes. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering of the Notes will arrange to send you the Preliminary Prospectus Supplement (or, when available, the final prospectus supplement) and the accompanying prospectus upon request to: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

The information in this pricing term sheet is not a complete description of the Notes or the offering of the Notes. You should rely only on the information contained or incorporated by reference in the Preliminary Prospectus Supplement and the accompanying prospectus, as supplemented by this pricing term sheet and the Original Pricing Term Sheet, in making an investment decision with respect to the Notes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.